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[EQUISERVE LOGO]                                      TRANSFER AGENT - REGISTRAR
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                                                                  Exhibit (k)(4)

                        CERTIFIED COPY OF RESOLUTIONS OF
                             BOARD OF DIRECTORS OF
                              THE ZWEIG FUND, INC.


                                   RESOLVED:

     FIRST: Whereas State Street Bank and Trust Company is Transfer Agent and Registrar; and EquiServe Trust Company, N.A. is hereby appointed successor Transfer Agent and Registrar for all funds immediately upon the depletion or resilvering of all personalized security inventory appointing and utilized by State Street Bank and Trust Company as Transfer Agent and Registrar by September 1, 2001 or thereafter at the discretion of the Transfer Agent, and EquiServe Trust Company, N.A. having secured the aforementioned security inventory in its own name for utilization in providing stock transfer and registrar services; and EquiServe Limited Partnership is currently appointed Record Keeping Agent for both State Street Bank and Trust Company and EquiServe Trust Company, N.A. for the transfer and registration of certificates representing certain shares for which the Transfer Agent and Registrar currently provide services or will provide as hereafter authorized by their respective certificates of incorporation.

     SECOND: That the assignment of the transfer agency agreement, rights agreement or other related agreement between State Street Bank and Trust Company and this Corporation to EquiServe Trust Company, N.A. is hereby approved effective upon the appointment of EquiServe Trust Company, N.A. as the Transfer Agent and Registrar as set forth in Paragraph FIRST above.

     THIRD: That this Corporation shall protect and hold the Transfer Agent-Registrar harmless from all liability, claims of liability, and expense (including counsel fees) arising out of or in connection with the Transfer Agent-Registrar acting upon any signature, certificate or other document believed by it to be genuine and to have been signed by the proper person, or refusing in good faith to transfer a certificate if it is not satisfied as to the propriety of the requested transfer, or acting pursuant to any direction given by this corporation; that this Corporation will upon request of the Transfer Agent-Registrar undertake at this Corporation's expense the defense of any such claim; and that notwithstanding the death, resignation or removal of any officer of this Corporation authorized to sign certificates of stock, the Transfer Agent-Registrar may continue to countersign certificates bearing the manual or facsimile signature of such offer until otherwise directed in writing by this Corporation.

     I, the undersigned, Jeffrey Lazar, Assistant Secretary of The Zweig Fund, Inc., the above named Corporation, do hereby certify that said Corporation was duly organized and is now existing under the laws of the State of Maryland, and that the foregoing is a copy of resolutions duly adopted by the Board of Directors of said Corporation at a meeting duly called and held on September 24, 2001, at which a quorum was present and acting throughout, and that said resolutions are still in full force and effect.

     IN WITNESS WHEREOF I have hereto set my hand and affixed the seal of the Corporation this 11th day of October, 2001.

                                               /s/ Jeffrey Lazar
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[Corporate Seal]                              Assistant Secretary